Exhibit 99.1

Virco Announces Preliminary Fourth Quarter and Full-Year 2022 Results

•Revenue increased 119% for Fiscal Fourth Quarter, 21% for Fiscal Year Ended January 31, 2022, as Stimulus Funding Aids Recovery in School Furniture Market
•Order Rates Accelerated Through Year-End and Into First Quarter of fiscal year ending January 31, 2023
•Company Signs 5-Year Extension of $70,000,000 Working Capital Credit Facility
•Domestic Fabrication and Distribution Provide Reliable Foundation for Growth
•Index Mechanisms in Public Contracts Anticipated to Correct Margin Decay Caused by Higher Material, Freight Costs

Torrance, California, April 21, 2022—Virco Mfg. Corporation (NASDAQ: VIRC), the largest manufacturer and supplier of movable furniture and equipment to the education market in the United States, today reported preliminary, unaudited financial results for the fourth quarter—and full year-ended January 31, 2022 (“fiscal 2022”).

Preliminary net sales were $40.1 million in the fourth quarter of fiscal 2022, an increase of 119% from $18.3 million in the same period of the prior fiscal year.

Preliminary pre-tax loss was $5.2 million for the fourth quarter of fiscal 2022, compared to a pre-tax loss of $6.5 million for the same period of the prior fiscal year. Unrecovered material cost increases combined with higher costs associated with material costs, freight and logistic costs had a negative impact on operating margins, largely offsetting the doubling of revenue.

Order rates and demand for school furniture remain strong. In the fourth quarter, typically a slow time for orders in the seasonal cycle for school furniture, orders were up 65% compared to the same period of the prior year. This led to a record backlog at year-end. Order rates in the early months of fiscal year ending January 31, 2023 (“fiscal 2023”) have expanded the backlog even further, into record territory compared to the past twenty years. As of March 31, 2022, fiscal year-to-date shipments plus unshipped backlog (“Shipments + Backlog”), the Company’s preferred measure of current and future business activity, was $85.1 million. This compares to $52.1 million and $44.8 million on March 31, 2021 and 2020, respectively. The backlog component of this measure was $67.8 million, compared to $35.8 million and $32.7 million on March 31, 2021 and 2020, respectively. For fiscal 2022, order rates increased by 39%, returning to levels last seen immediately before China was admitted to the World Trade Organization in 2001.

Robert Virtue, Chairman and CEO of Virco, said: “As expected, we had a very strong finish to fiscal 2022 with net sales more than doubling from the fourth quarter of fiscal 2021. We have been able to successfully add staff in order to increase our production levels to support the strong demand we are seeing, and the increased efficiencies we are getting from our operations led to improvement to both gross margin and SG&A as a percentage of net sales compared to the fourth quarter of fiscal 2021. Our pricing for fiscal 2023 has been adjusted upward and reflects the higher material and freight costs we are seeing due to inflationary pressures, which should enable us to offset the margin pressure that we experienced throughout most of fiscal 2022. We believe this will allow more of our revenue growth to have a positive impact on profitability going forward.”

Doug Virtue, President of Virco, added: “We continue to successfully capitalize on robust market conditions resulting from higher levels of funding for public schools, as well as the competitive advantage we have from our domestic production and distribution model that is enabling us to consistently take market share from overseas competitors who we believe cannot consistently match our quality, innovation, and reliability. As of March 31, 2022, our fiscal year-to-date Shipments + Backlog was 63% higher than at the same point last year and incoming orders are at the highest level in nearly 20 years. We also continue to see services increase as a percentage of our net sales, which positively impacts our profitability. Given the strong demand that we are seeing, we believe that we are well positioned to deliver improved financial performance in fiscal 2023, while the longer-term shift back to domestic producers and suppliers continues to accelerate and creates a favorable environment for generating profitable growth in the coming years. We also recently extended our $70.0 million working capital credit facility with PNC Bank, giving us the liquidity to capitalize on our strong operating foundation.”

Fourth Quarter Fiscal 2022 Financial Results

The following are our preliminary unaudited results for the quarter ended January 31, 2022:

Preliminary net sales were $40.1 million for the fourth quarter of fiscal 2022, an increase of 119% from $18.3 million for the same period of the prior fiscal year.

Gross margin was 26.5% for the fourth quarter of fiscal 2022, compared with 24.8% in the same period of the prior fiscal year. The increase in gross margin was primarily attributable to the higher level of revenue, which increase absorption of fixed manufacturing costs. This improvement was partially offset by higher raw material costs and transportation expenses.

Selling, general, administrative and other expenses (SG&A) was $15.2 million for the fourth quarter of fiscal 2022, compared to $10.3 million in the same period of the prior fiscal year. The increase in SG&A expense was attributable to a combination of higher freight costs on shipments to customers as well as higher selling expense, most of which was related to the higher level of shipments and revenue. As a percent of revenue, SG&A declined from 56.4% of revenue in the fourth quarter of the prior year to 38.0% in the fourth quarter of fiscal 2022.

Interest expense was $216,000 in the fourth quarter of fiscal 2022, compared with $221,000 in the same period of the prior fiscal year.

Preliminary pre-tax loss was $5.2 million for the fourth quarter of 2022, compared with a pre-tax loss of $6.5 million for the same period of the prior fiscal year. The improvement in the pre-tax loss for the seasonally light fourth quarter was due primarily to higher revenue, partially offset by unrecovered raw material and freight costs.

Income tax expense was $11.1 million for the fourth quarter of fiscal 2022, compared with an income tax benefit of $1.0 million in the same period of the prior year. This change reflects a non-cash valuation allowance related to the Company’s expectation of realizing deferred tax benefits, as will be described more thoroughly in the Company’s Form 10-K filing for fiscal 2022.

Fiscal Year 2022 Financial Results

The following are our preliminary unaudited results for the year ended January 31, 2022:

Preliminary net sales were $184.8 million for the 12 months ended January 31, 2022, an increase of 21% from $152.8 million for the same period of the prior fiscal year. The increase in net sales was primarily attributable to completion of new school construction projects that had been delayed by the pandemic, augmented by additional stimulus from federal and state government. Management also believes it took market share from overseas competitors experiencing longer delays in product availability and shipping times.

Gross margin was 33.0% for the 12 months ended January 31, 2022, compared with 36.0% in the same period of the prior fiscal year. The decrease in gross margin was primarily attributable to higher raw material and inbound freight costs.

SG&A was $61.3 million for the 12 months ended January 31, 2022, compared with $54.2 million in the same period of the prior fiscal year. The increase in SG&A expense was primarily attributable to higher freight costs to customers as well as higher selling costs resulting from the increase in shipments and revenue. As a percentage of revenue, SG&A declined to 33.1% in fiscal 2022 from 35.5% in fiscal 2021 due to the inherent efficiencies achieved through higher volume with the Company’s vertical operating model.

Interest expense was $1.2 million for the 12 months ended January 31, 2022, compared with $1.5 million in the same period of the prior fiscal year. The decline in interest expense was primarily attributable to a lower level of debt financing compared to the prior year period, despite the overall increase in revenue.

Preliminary pre-tax loss was $3.7 million for the 12 months ended January 31, 2022, compared to a pre-tax loss of $3.0 million for the same period of the prior fiscal year. The increase in pre-tax loss was primarily attributable to higher raw material and freight costs. These costs have been addressed with inflation-adjustment clauses in the Company’s public procurement contracts, and Management believes that a return to traditional operating margins is possible in the upcoming fiscal year 2023.

Income tax expense was $11.4 million for the 12 months ended January 31, 2022, compared with income tax benefit of $0.7 million for the same period of the prior fiscal year. Changes in income tax were attributable to a non-cash valuation allowance against the Company’s deferred tax assets, as will be described more thoroughly in the Company’s Form 10-K filing for fiscal 2022.

Preliminary Financial Information

The financial results presented in this press release are preliminary, estimated and unaudited, and reflect management’s estimates based solely upon information available to management as of the date of this press release and are subject to change upon the completion of Virco’s financial closing procedures, final adjustments and other developments, including audit and review by its independent registered public accounting firm. During the course of that process, Virco may identify items that would require it to make adjustments, which may be material, to the information in this press release. As a result, the preliminary unaudited financial information included in this press release is forward-looking information and is subject to risks and uncertainties, including possible material adjustments to the preliminary financial information and the other risks and uncertainties described below under “Statement Concerning Forward-Looking Information.” Accordingly, you should not place undue reliance on these estimates, which should not be considered a substitute for the financial information to be filed with the SEC in Virco’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022 once it becomes available.

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities;

trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:

Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of shipments plus unshipped backlog as of March 31, 2022 compared to the same date in the prior fiscal years. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus unshipped backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our expected results of operation or financial condition for the fourth quarter and full fiscal year ended January 31, 2022; expected improvements in our financial performance in fiscal 2023 and in subsequent years; our market share, net sales and profitability in future periods; the impact of the COVID-19 pandemic on our business, customers, competitors, supply chain and workforce; the anticipated recovery of our customers from COVID-19 and re-opening of school districts; business strategies; our market demand and product development; estimates of our unshipped backlog; order rates and trends in seasonality; the value of our deferred tax assets; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; trends in shipping costs; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions generally; supply chain constraints affecting raw materials, components, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See the reports and material that we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Unaudited Consolidated Balance Sheets

	January 31,
	2022	2021
	(In thousands, except share and par value data)
Assets
Current assets
Cash	$1,359	$402
Trade accounts receivables (net of allowance for doubtful accounts of $200 at January 31, 2022 and 2021)	17,769	9,759
Other receivables	118	26
Income tax receivable	152	199
Inventories	47,373	38,270
Prepaid expenses and other current assets	2,076	2,311
Total current assets	68,847	50,967

Property, plant and equipment
Land	3,731	3,731
Land improvements	653	734
Buildings and building improvements	51,334	51,262
Machinery and equipment	113,315	112,098
Leasehold improvements	1,009	1,004
Total property, plant and equipment	170,042	168,829
Less accumulated depreciation and amortization	134,715	132,003
Net property, plant and equipment	35,327	36,826
Operating lease right-of-use assets	13,870	17,596
Deferred income tax assets, net	399	11,716
Other assets	8,002	7,931
Total assets	$126,445	$125,036

Virco Mfg. Corporation

Unaudited Consolidated Balance Sheets

	January 31,
	2022	2021
	(In thousands, except share and par value data)
Liabilities
Current liabilities
Accounts payable	$19,785	$8,421
Accrued compensation and employee benefits	5,596	4,576
Current portion of long-term debt	340	887
Current portion operating lease liability	4,734	4,672
Other accrued liabilities	5,829	3,550
Total current liabilities	36,284	22,106
Non-current liabilities
Accrued self-insurance	965	935
Accrued retirement benefits	15,430	21,889
Income tax payable	71	65
Long-term debt, less current portion	14,173	9,553
Operating lease liability, less current portion	11,437	15,619
Other long-term liabilities	639	682
Total non-current liabilities	42,715	48,743
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,102,023 shares in 2022 and 15,918,642 shares in 2021	161	159
Additional paid-in capital	120,492	119,655
Accumulated deficit	(67,178)	(52,042)
Accumulated other comprehensive loss	(6,029)	(13,585)
Total stockholders’ equity	47,446	54,187
Total liabilities and stockholders’ equity	$126,445	$125,036

Virco Mfg. Corporation

Unaudited Consolidated Statements of Operations

	January 31,
	2022	2021
	(In thousands, except per share data)

Net sales	$184,828	$152,795
Costs of goods sold	123,899	97,870
Gross profit	60,929	54,925
Selling, general and administrative expenses	61,265	54,197
Gain on sale of property, plant & equipment	—	(7)
Operating (loss) income	(336)	735
Pension expense	2,197	2,173
Interest expense, net	1,195	1,538
Loss before income taxes	(3,728)	(2,976)
Income tax expense (benefit)	11,408	(744)
Net loss	$(15,136)	$(2,232)

Net loss per common share:
Basic	$(0.95)	$(0.14)
Diluted	$(0.95)	$(0.14)
Weighted average shares outstanding:
Basic	15,954	15,759
Diluted	15,954	15,759